JAMES STAFFORD
James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 22 July 2013 with respect to the consolidated financial statements of Pacific North West Capital Corp. (the “Company”), which comprise the consolidated statements of financial position as at 30 April 2013 and 2012 and the consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years ended 30 April 2013 and 2012, in the Annual Report on Form 20-F of the Company dated 23 July 2013.

Vancouver, Canada	Chartered Accountants

23 July 2013